UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 6, 2009

RAM ENERGY RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50682	20-0700684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma	74135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(918) 663-2800

______________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the detailed discussion under Item 8.01 below for a full description of the settlement of the Sacket v. Great Plains Pipeline Company, et al. lawsuit.

Item 8.01.  Other Events.

RAM Energy, Inc. (“RAM Energy”), a first tier, wholly owned subsidiary of RAM Energy Resources, Inc. (the “Company”), and certain of the RAM Energy subsidiaries, were defendants in a class action lawsuit styled Sacket v. Great Plains Pipeline Company, et al., District Court of Woods County, Oklahoma, Case No. CJ-2002-70 (the “Lawsuit”). The Lawsuit was pending at the time of the May 8, 2006 acquisition of RAM Energy by the Company (the “Merger”). In connection with the closing of the Merger, the former stockholders of RAM Energy, including beneficial owners Larry E. Lee and Britani Talley Bowman, deposited in escrow 3,200,000 shares of the Company common stock received by such stockholders as part of the merger consideration to secure potential indemnity obligations to the Company under the merger agreement, including any losses incurred as a result of the Lawsuit. The indemnification obligation of the former stockholders of RAM Energy was limited to the escrowed shares. At the closing of the Merger, the market value of the escrowed shares was $21.5 million. Pursuant to the terms of the escrow agreement, at such time as a claim against the escrow matures for payment, the former stockholders of RAM Energy have the option of substituting cash for all or a portion of their escrowed shares, based on the average closing price of Company common stock for the ten trading days ending on the last trading day prior to the date the Company’s indemnity claim against the escrow is paid (defined as “Fair Market Value”), in which event the escrowed shares for which cash is substituted shall be delivered to the stockholders and the cash paid to the Company out of the escrow.

On March 5, 2009, following a fairness hearing, the Court entered judgment approving a negotiated settlement pursuant to which RAM Energy and the other defendants agreed to pay an aggregate $25.0 million in settlement of the Lawsuit. RAM Energy and its subsidiaries agreed to pay $16.0 million of the settlement amount, with the unrelated third party defendants paying the remaining $9.0 million. The judgment became final on April 6, 2009. On April 7, 2009, the Company made a claim against the escrow for all of the escrowed shares. Also on April 7, 2009, the former stockholders of RAM Energy notified the escrow agent that they would substitute cash, at a Fair Market Value of $.74 per share, for a total of 316,190 shares of their Company common stock held in escrow.

On April 8, 2009, the escrow agent initiated the transfer to the Company, in satisfaction of the indemnification obligation of the former RAM stockholders, of a total of 2,883,810 shares of Company common stock and $233,980 in cash, less the fees and expenses of the escrow agent. The shares of Company common stock received by the Company from the escrow will be held as treasury shares.

As a result of this transaction, for the first quarter of 2009, the Company will record (i) a charge to other expense of $448,000, representing the difference between the market value of the escrowed shares on December 31, 2008 and the Fair Market Value of such shares on April 8, 2009, per the terms of the escrow agreement, (ii) a reduction to zero of the previously recorded contingent liability attributable to the settlement in the amount of $16.0 million, and (iii) a reduction to zero of previously recorded restricted cash in the amount of $16.0 million. In addition, the number of shares of Company common stock outstanding will be reduced from 79,666,994 shares to 76,783,184 shares, a 3.6% reduction in the total number of shares outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAM ENERGY RESOURCES, INC.
(Registrant)

April 9, 2009	By: /s/ G. Les Austin
Name: G. Les Austin
Title: Senior Vice President

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